Exhibit 99.1

Spark Networks SE Reports Second Half and Full Year 2020 Financial Results

- FYE 2020 Revenue was $233 million, an increase of $62.1 million compared to $170.9 million in recorded revenue for FYE 2019

- FYE 2020 Monthly Average Revenue Per User, or Monthly ARPU, increased by 7.4% to $20.93 compared to $19.48 for FYE 2019

BERLIN, March 31, 2021 /PRNewswire/ -- Spark Networks SE (NYSE American: LOV), one of the world's leading online dating platforms leveraging premium, complementary brands including Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, today reported second half and full year 2020 financial results.

"Our financial and operational gains for the Second Half and Full Year 2020 are a testament to the strength of Sparks' top brands, which performed well during truly unique market conditions," said Eric Eichmann, CEO of Spark Networks. "Successful product improvements and expanded marketing capabilities led to higher user engagement and improved ARPU levels in 2020. Going forward, we are excited about our growth potential as we fulfill our ambition to become the leader in social dating for meaningful relationships in this rapidly expanding sector."

"I am pleased to have exceeded both our top and bottom line financial guidance for the full year 2020," said Bert Althaus, Chief Financial Officer of Spark. "In addition to stabilizing and integrating operations during the last year, the Company also strengthened its balance sheet by amending its credit facility by resetting financial covenants and securing an additional $6 million in funding."

Second Half and Full Year 2020 Financial Results

*2020 results represent the first full year-period reporting to include newly acquired Zoosk's financials

  Revenue for the second half of 2020 was $118.9 million, an increase of $3.9 million compared to $115.0 million in the second half of 2019. Revenue for 2020 was $233.0 million, an increase of $62.1 million compared to $170.9 million in 2019, as adjusted. For the second half of year in 2020, the increase in revenue was the result of a fair value purchase price adjustment of $12.9 million recorded in the second half of 2019 related to the deferred revenue acquired from Zoosk. Excluding purchase price adjustments, revenue for the second half of 2020 was $119.5 million, a decrease of $8.4 million compared to $127.9 million in the second half of 2019. The decrease was attributable to the 7.5% decrease in the number of Average Paying Subscribers partially offset by the 1.0% increase in Monthly ARPU, excluding the fair value purchase price adjustment. For the full year in 2020, the significant increase in revenue is primarily attributable to the integration of Zoosk following the Spark Networks / Zoosk Merger in July 2019.
  Net Loss was $45.9 million in the second half of 2020, an increase of $16.9 million compared to Net Loss of $29.0 million in the second half of 2019, and an increase of $45.2 million compared to $0.7 million in the first half of 2020. Net Loss for 2020 was $46.6 million, an increase of $11.7 million compared to $34.9 million in 2019, as adjusted. The year over year increase in Net Loss was primarily driven by the increase in impairment of goodwill and intangible assets.
  Adjusted EBITDA was $20.1 million in the second half of 2020, an increase of $13.3 million compared to $6.8 million in the second half of 2019, and an increase of $2.5 million compared to $17.6 million in the first half of 2020. Adjusted EBITDA for 2020 was $37.7 million, an increase of $27.4 million compared to $10.3 million in 2019, as adjusted.
  The Company ended the year with $19.3 million in cash and $99.1 million in debt.

Key Performance Indicators

  Average Paying Subscribers decreased by 76,217 to 941,104 in the second half of 2020, compared to 1,017,321 in the same period of 2019.
  Average Paying Subscribers Full Year 2020 increased nearly 27%, reaching roughly 928,000, compared to the 731,000 we recorded in 2019.
  Monthly Average Revenue Per User, or Monthly ARPU, increased by 11.8% to $21.05 in the second half of 2020, compared to $18.83 in the same period of 2019.
  Spark's ARPU for the full year 2020 increased 7.4% to $20.93 compared to $19.48 in the 12-month period ended December 31, 2019.

Financial Outlook

  Due to increased user engagement and a better than anticipated response to shelter-in-place restrictions, management expects to deliver 2021 annual revenue of $238 to $244 million and Adjusted EBITDA of $33 to $36 million.

Key Metrics – Half Year
(Amounts in $ millions, except Total Registrations, Avg. Paying Subs, and Monthly ARPU)

	Six Months Ended			Growth Rates %
	12/31/2020	6/30/2020	12/31/2019	2nd Half 2020 vs.
	2nd Half 2020	1st Half 2020	2nd Half 2019	1st Half 2020	2nd Half 2019
Revenue	$118.9	$114.2	$115.0	4.1%	3.4%
Contribution[1]	$60.6	$57.4	$52.0	5.5%	16.5%
Net loss	$(45.9)	$(0.7)	$(29.0)	6,022.7%	58.3%
Adjusted EBITDA[2]	$20.1	$17.6	$6.8	14.3%	197.1%
Cash Balance	$19.3	$13.2	$17.2	45.5%	12.0%
Total Registrations[3]	7,140,802	7,668,580	8,229,976	(6.9)%	(13.2)%
Avg. Paying Subs[4]	941,104	914,798	1,017,321	2.9%	(7.5)%
Monthly ARPU[5]	$21.05	$20.80	$18.83	1.2%	11.8%

Key Metrics – Full Year
(Amounts in $ millions, except Total Registrations, Avg. Paying Subs, and Monthly ARPU)

	Years Ended December 31,		Growth Rates %
	2020	2019	2020	2019
Revenue	$233.0	$170.9	36.4%	44.2%
Contribution[1]	$118.0	$75.3	56.7%	45.9%
Net loss	$(46.6)	$(34.9)	33.5%	299.7%
Adjusted EBITDA[2]	$37.7	$10.3	264.3%	129.2%
Cash Balance	$19.3	$17.2	12.0%	39.3%
Total Registrations[3]	14,809,382	12,718,080	16.4%	25.4%
Avg. Paying Subs[4]	927,951	731,088	26.9%	51.2%
Monthly ARPU[5]	$20.93	$19.48	7.4%	(4.7)%

SPARK NETWORKS SE
UNAUDITED PRO FORMA FINANCIAL INFORMATION[6]
(in $ thousands)

	Years Ended December 31,
	2020	2019
(in $ thousands)	(actual)	(pro forma)
Revenue	233,036	$250,655
Net loss	(46,608)	(26,659)

Investor Conference Call

Spark Networks will discuss its financial results during a live teleconference today at 4:30 p.m. Eastern time.

Toll-Free (United States):	1-877-705-6003
Toll-Free (Germany):	0-800-182-0040
International:	1-201-493-6725

In addition, Spark Networks will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at https://investor.spark.net/investor-relations/home

A replay will begin approximately three hours after completion of the call and run until April 14, 2021.

Replay
Toll-Free (United States):	1-844-512-2921
International:	1-412-317-6671
Passcode:	13717580

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks' performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include statements regarding Spark Networks' strong business momentum, Spark Networks' financial outlook and guidance for the second half and full year 2020, including with respect to Adjusted EBITDA and revenue, the impact of COVID-19 on Spark Networks' business and Spark Networks' growth potential and foundation for future growth.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "believes," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks' competitors; Spark Networks' ability to identify potential acquisitions; Spark Networks' ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks' business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" in Spark Networks' Annual Report on Form 10-K for the year ended December 31, 2020 and in other sections of Spark Networks' filings with the Securities and Exchange Commission ("SEC"), and in Spark Networks' other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

About Spark Networks SE:
Spark Networks SE is a leading global dating company, listed on the New York Stock Exchange American under the ticker symbol "LOV," with headquarters in Berlin, Germany, and offices in New York and Utah. The Company's widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark Networks SE in its current form is the result of the merger between Affinitas GmbH and Spark Networks, Inc. in 2017 and the addition of Zoosk, Inc. in 2019. Spark has approximately one million monthly paying subscribers globally.

For More Information
Investors:
Christopher Camarra
Vice President of Investor Relations
christopher.camarra@spark.net

[1] Contribution is defined as revenue, net of refunds and credit card chargebacks, less direct marketing. Direct Marketing is defined as online and offline advertising spend, and is included within Cost of Revenue within Spark Networks' Consolidated Statements of Operations and Comprehensive Loss.

[2] Adjusted EBITDA is one of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and excludes the impact of items that we do not consider representative of our ongoing performance. This includes: depreciation and amortization, share-based compensation, asset impairments, gains or losses on foreign currency transactions and net interest expense, acquisition related costs and other costs. Adjusted EBITDA has inherent limitations in evaluating the performance of the Company, including, but not limited to the following:

•	Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period;
•	Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period;
•	Adjusted EBITDA does not reflect the cash tax payments during the measurement period;
•	Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure;

Because of these limitations, Adjusted EBITDA should be considered in addition to other financial performance measures, including net income and our other U.S. GAAP results.  A reconciliation of the Adjusted EBITDA for the six months ended December 31, 2020, June 30, 2020, and December 31, 2019 and the years ended December 31, 2020 and December 31, 2019 can be found in the table below.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation, impairment of intangible assets and goodwill, and acquisition or other costs.

Statements regarding our expectations as to the first half and full-year 2021 Adjusted EBITDA do not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, including (i) items such as share-based compensation, asset impairments, gains or losses on foreign currency transactions and interest expense, and (ii) items related to acquisitions or other costs that are non-recurring, infrequent, or unusual in nature including transaction and advisory fees, merger integration costs, other employee payments, and severance.  The exclusion of these charges and costs in future periods will have a significant impact on our Adjusted EBITDA. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

[3] Total registrations are defined as the total number of new members registering to the platforms with their email address. Those include members who enter into premium subscriptions and free memberships.

[4] Paying subscribers are defined as individuals who have paid a monthly fee for access to premium services, which include, among others, unlimited communication with other registered users, access to user profile pictures and enhanced search functionality. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

[5] Monthly Average Revenue Per User, or Monthly ARPU, represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.

[6] The unaudited pro forma financial information in the table below presents the combined results of the Company and Zoosk as if the Spark Networks / Zoosk Merger had occurred on January 1, 2019. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting but excludes certain costs and charges that are deemed to be non-recurring in nature. This presentation is for informational purposes only and is not necessarily indicative of the results that would have been achieved had the acquisition actually occurred on January 1, 2019 or in future periods.

Spark Networks SE
Consolidated Balance Sheets
(in thousands, except share data)
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$19,267	$17,207
Accounts receivable, net of allowance of $93 and $290, respectively	5,507	6,474
Prepaid expenses	4,366	3,563
Other current assets	2,140	1,466
Total current assets	31,280	28,710
Property and equipment, net	11,418	10,311
Goodwill	156,582	199,238
Intangible assets, net	58,999	74,780
Deferred tax assets	23,522	25,476
Other assets	8,642	10,356
Total assets	$290,443	$348,871
Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$19,037	$15,336
Accounts payable	11,127	18,941
Deferred revenue	38,304	36,877
Accrued expenses and other current liabilities	28,429	34,980
Total current liabilities	96,897	106,134
Long-term debt, net of current portion	80,109	92,329
Deferred tax liabilities	993	276
Other liabilities	17,541	8,946
Total liabilities	195,540	207,685
Commitments and contingencies (Note 10)
Shareholders' Equity:
Common stock, €1.00 nominal value; 2,661,386 shares issued as of December 31, 2020 and 2019; 2,605,689 shares outstanding as of December 31, 2020 and 2019	3,064	3,064
Treasury stock, at nominal value; 55,697 shares as of December 31, 2020 and 2019	(61)	(61)
Additional paid-in capital	220,852	216,072
Accumulated deficit	(132,248)	(85,640)
Accumulated other comprehensive income	3,296	7,751
Total shareholders' equity	94,903	141,186
Total liabilities and shareholders' equity	$290,443	$348,871

Spark Networks SE
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	Six Months Ended			Years Ended December 31,
	12/31/2020	6/30/2020	12/31/2019	2020	2019
Revenue	$118,852	$114,184	$114,954	$233,036	$170,859
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	72,484	69,975	77,643	142,459	115,253
Direct marketing costs	58,271	56,788	62,946	115,059	95,589
Data center expenses	4,151	3,212	3,949	7,363	5,596
Credit card fees	3,297	3,358	3,333	6,655	4,624
Mobile application processing fees	6,765	6,617	7,415	13,382	9,444
Sales and marketing expenses	2,084	2,109	2,983	4,193	5,741
Customer service expenses	3,556	3,800	4,961	7,356	7,475
Technical operations and development expenses	7,500	8,780	13,226	16,280	16,776
General and administrative expenses	19,072	16,235	14,503	35,307	27,790
Depreciation and amortization	4,731	4,653	5,046	9,384	6,584
Impairment of intangible assets and goodwill	51,236	—	20,301	51,236	20,301
Total operating costs and expenses	160,663	105,552	138,663	266,215	199,920
Operating income/(loss)	(41,811)	8,632	(23,709)	(33,179)	(29,061)
Other income (expense):
Interest income	34	40	175	74	175
Interest expense	(6,665)	(6,690)	(7,345)	(13,355)	(7,574)
Gain (loss) on foreign currency transactions	3,981	(210)	(2,512)	3,771	(2,400)
Other income (expense)	870	200	330	1,070	330
Total other expense	(1,780)	(6,660)	(9,352)	(8,440)	(9,469)
Income/(loss) before income taxes	(43,591)	1,972	(33,061)	(41,619)	(38,530)
Income tax (expense) benefit	(2,268)	(2,721)	4,086	(4,989)	3,617
Net loss	(45,859)	(749)	(28,975)	(46,608)	(34,913)
Other comprehensive income (loss):
Foreign currency translation adjustment	(4,572)	117	2,251	(4,455)	2,163
Comprehensive loss	$(50,431)	$(632)	$(26,724)	$(51,063)	$(32,750)

Loss per share:
Basic earnings (loss) per share	$(17.60)	$(0.29)	$(10.97)	$(17.89)	$(17.67)
Diluted earnings (loss) per share	$(17.60)	$(0.29)	$(10.97)	$(17.89)	$(17.67)

Weighted average shares outstanding:
Basic	2,605,689	2,605,689	2,640,249	2,605,689	1,975,548
Diluted	2,605,689	2,605,689	2,640,249	2,605,689	1,975,548

Reconciliation of Net Loss to Adjusted EBITDA:
	Six Months Ended			Years Ended December 31,
(in thousands)	12/31/2020	6/30/2020	12/31/2019	2020	2019
Net loss	$(45,859)	$(749)	$(28,975)	$(46,608)	$(34,913)
Net interest expense	6,631	6,650	7,170	13,281	7,399
(Gain) loss on foreign currency transactions	(3,981)	210	2,512	(3,771)	2,400
Income tax expense (benefit)	2,268	2,721	(4,086)	4,989	(3,617)
Depreciation and amortization	4,731	4,653	5,046	9,384	6,584
Impairment of intangible assets and goodwill	51,236	—	20,301	51,236	20,301
Stock-based compensation expense	2,436	2,344	287	4,780	2,629
Acquisition related costs(1)	81	1,464	3,373	1,545	8,369
Long-term debt transaction and advisory fees	1,308	—	—	1,308	—
Other costs(2)	1,231	277	1,131	1,508	1,183
Adjusted EBITDA	$20,082	$17,570	$6,759	$37,652	$10,335

(1) Acquisition related costs primarily consist of transaction costs, including legal, consulting, advisory fees, and severance and retention costs.
(2) Includes primarily consulting and advisory fees related to special projects, as well as non-compete compensation, post-merger integration activities and executive search costs.

Spark Networks SE
Consolidated Statements of Cash Flows
(in thousands)
	Years Ended December 31,
	2020	2019
Net loss	$(46,608)	$(34,913)
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	9,384	6,584
Impairment of goodwill and intangible assets	51,236	20,301
Loss on tangible and intangible assets	341	—
Unrealized (gain) loss on foreign currency transactions	(2,921)	1,402
Stock-based compensation expense	4,780	2,629
Amortization of debt issuance costs and accretion of debt discounts	3,874	1,818
Deferred tax expense (benefit)	3,530	(5,351)
Provision for credit losses	307	130
Non-cash lease expense	1,936	1,194
Change in operating assets and liabilities:
Accounts receivable	855	3,915
Prepaid expenses and other current assets	192	2,213
Other assets	(138)	33
Accounts payable, accrued expenses, and other current liabilities	(5,755)	1,375
Other liabilities	(1,743)	98
Deferred revenue	(320)	7,121
Net cash provided by operating activities	18,950	8,549
Capital expenditures	(2,734)	(4,448)
Acquisitions of businesses, net of cash acquired	(513)	(89,976)
Net cash used in investing activities	(3,247)	(94,424)
Proceeds from stock option exercises	—	428
Proceeds from bank loans, net of issuance costs	4,634	110,398
Repayment of bank loans	(15,311)	(19,511)
Payments directly related to loan facility	—	(62)
Cash paid for settlement of stock-based compensation	—	(504)
Repurchase of options	—	(3)
Net cash (used in) provided by financing activities	(10,677)	90,746

Net change in cash and cash equivalents	5,026	4,871
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	(1,366)	(117)
Net increase in cash and cash equivalents and restricted cash	3,660	4,754
Cash and cash equivalents and restricted cash at beginning of period	17,457	12,703
Cash and cash equivalents and restricted cash at end of period	$21,117	$17,457

Supplemental disclosure of cash flow information:
Cash paid for interest	$10,572	$6,367
Cash paid for income taxes	$779	$780